            SCHEDULE 14A - INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]
Check the appropriate box:
[   ] Preliminary Proxy Statement
[   ] Confidential, for use of the Commission Only (as permitted by
      Rule 14a-6(e)(2))
[ X ]   Definitive Proxy Statement
[   ] Definitive Additional Materials
[   ] Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                         Columbia Banking System, Inc.
----------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

----------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[ X ]   No fee required.
[   ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
      1) Title of each class of securities to which transaction applies:

         ---------------------------------------------------------------
      2) Aggregate number of securities to which transaction applies:


         ---------------------------------------------------------------
      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


         ---------------------------------------------------------------

      4) Proposed maximum aggregate value of transaction:


         ---------------------------------------------------------------
      5) Total fee paid:


         ---------------------------------------------------------------
[   ] Fee paid previously with preliminary materials.

[   ] Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

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     2) Form, Schedule or Registration Statement No.:

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     3) Filing Party:

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     4) Date Filed:

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

                      [LOGO OF COLUMBIA BANKING SYSTEM]

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD APRIL 28, 1999

  NOTICE IS HEREBY GIVEN that, pursuant to call of its directors, the Annual Meeting of Shareholders of Columbia Banking System, Inc. ("Columbia") will be held at the Sheraton Tacoma Hotel, 1320 Broadway Plaza, Tacoma, Washington, on April 28, 1999 at 1:00 p.m., for the purpose of considering and voting upon the following matters:

  1. ELECTION OF DIRECTORS. Electing seventeen (17) persons to serve on the Board of Directors.

  2. WHATEVER OTHER BUSINESS as may properly be brought before the Annual Meeting or any adjournment thereof.

  Only those shareholders of record at the close of business on March 1, 1999 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

                                          By Order of the Board of Directors

                                          Jill L. Myers
                                          Secretary

Tacoma, Washington
March 26, 1999

WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON. IF YOU DO ATTEND THE ANNUAL MEETING, YOU MAY THEN WITHDRAW YOUR PROXY. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.

                         COLUMBIA BANKING SYSTEM, INC.
                              1102 Broadway Plaza
                           Tacoma, Washington 98402

                               ----------------

                                PROXY STATEMENT

                               ----------------

               SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

  This Proxy Statement and the accompanying Proxy are being first sent to shareholders on or about March 26, 1999, for use in connection with the Annual Meeting of Shareholders of Columbia Banking System, Inc. ("Columbia") to be held on Wednesday, April 28, 1999 (the "Annual Meeting"). Only those shareholders of record of Columbia's no par value common stock at the close of business on March 1, 1999 will be entitled to notice of and to vote at the Annual Meeting. The number of shares of common stock outstanding and entitled to vote at the Annual Meeting is 10,054,793.

  The enclosed Proxy is solicited by and on behalf of the Board of Directors of Columbia and the costs of solicitation will be borne by Columbia. In addition to the use of the mails, solicitation may be made, without additional compensation, by directors and officers of Columbia and regular employees of Columbia and/or its banking subsidiary, Columbia State Bank ("Columbia Bank"), by telephone, facsimile and/or personal contact. Columbia does not expect to pay any compensation for the solicitation of proxies, except to brokers, nominees, and similar recordholders for reasonable expenses in mailing proxy materials to beneficial owners.

  Every shareholder voting for the election of directors is entitled to one vote for each share of common stock held. Shareholders are not entitled to cumulate their votes in the election of directors. On any other matters that may come before the Annual Meeting, each share is likewise entitled to one vote.

  Under Washington law, if a quorum is present at the Annual Meeting, the nominees for election as directors who receive the greatest number of votes cast for the election of directors by the holders of shares entitled to vote and present in person or by proxy at the Annual Meeting will be elected directors.

  With regard to the election of directors, votes may be cast in favor of some or all of the nominees or withheld as to some or all of the nominees. Votes withheld will have the effect of a negative vote. Abstentions may be specified on all proposals except the election of directors. An abstention from voting will have the practical effect of voting against a proposal since the shares which are the subject of the abstention will be considered present and entitled to vote but will not be voted in favor of the proposal. If shares are held in "street name" through a broker or other nominee (that is, the broker or nominee is the record holder but not the beneficial owner), the broker or nominee is permitted to exercise voting discretion with respect to the election of directors. Thus, if the broker or nominee is not given specific voting instructions by the beneficial owner, shares may be voted on the election of directors by the broker or nominee in their own discretion.

  If the enclosed Proxy is duly executed and received in time for the Annual Meeting, it is the intention of the persons named in the Proxy to vote the shares represented by the Proxy "FOR" the nominees for director listed in this Proxy Statement, unless otherwise directed. Any proxy given by a shareholder may be revoked before its exercise by notice to Columbia in writing, by a subsequently dated proxy, or in open meeting prior to the taking of the shareholder vote. The shares represented by properly executed proxies that are not revoked will be voted in accordance with the specifications in such proxies, or, if no preference is specified, in accordance with the recommendation of management as specified above.

                       SECURITY OWNERSHIP OF MANAGEMENT

  The following table sets forth information as of March 1, 1999 with respect to beneficial ownership of Columbia's common stock by (a) each director and director nominee; (b) the chief executive officer of Columbia and each of Columbia's four other most highly compensated executive officers whose aggregate cash and cash equivalent forms of compensation exceeded $100,000 during 1998 (the "Named Executives"); and (c) all directors and executive officers of Columbia as a group. Except as noted, Columbia believes that the beneficial owners of the shares listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares. The percentages shown are based on the number of shares of Columbia common stock deemed to be outstanding under applicable regulations (including options exercisable within sixty days). As of March 1, 1999, there were no shareholders known by Columbia to be the beneficial owners of more than 5% of Columbia's outstanding shares of common stock.

                                                               Shares
                                                         Beneficially Owned
                                                         ----------------------
Name                                                     Number      Percentage
----                                                     -------     ----------
Richard S. DeVine.......................................  38,933          *
Melanie J. Dressel......................................  29,995(1)       *
Jack Fabulich...........................................   8,466          *
Jonathan Fine...........................................  20,249(2)       *
John P. Folsom..........................................   8,553          *
J. James Gallagher...................................... 120,931(3)     1.2%
Margel S. Gallagher..................................... 120,931(3)     1.2%
W. Kelso Gillenwater....................................   1,500          *
John A. Halleran........................................  14,401          *
Thomas L. Matson........................................  90,402          *
William W. Philip....................................... 245,004(4)     2.4%
John H. Powell..........................................  33,046(5)       *
Robert E. Quoidbach.....................................   5,635          *
Donald Rodman...........................................   8,182(6)       *
Harald R. Russell.......................................  22,420(7)       *
Sidney R. Snyder........................................  25,515          *
William T. Weyerhaeuser.................................  15,000(8)       *
Evans Q. Whitney........................................  36,074(9)       *
James M. Will...........................................   7,468          *
Directors and executive officers as a group (22
 persons)............................................... 757,394(10)    7.5%

--------
 *    Represents less than 1.0% of Columbia's outstanding common stock.

(1) Includes 11,542 shares issuable upon exercise of options which became exercisable on September 22, 1996 at $7.11 per share; 1,665 shares issuable upon exercise of options which became exercisable on January 26, 1997 at $7.11 per share; and 3,308 shares issuable upon exercise of options which became exercisable on December 16, 1997 at $5.90 per share. Also includes 7,500 shares (adjusted for a 3-for-2 stock split in May 1998) issued to Ms. Dressel in January 1998 as a restricted stock award and held in escrow until certain conditions are met.

(2) Includes 5,000 shares owned by a family trust for which Mr. Fine is co-trustee and shares voting and investment power.

(3) Mr. J. James Gallagher and Ms. Margel S. Gallagher are spouses of each other and as a result share ownership figures and percentages shown for these individuals reflect duplication of their shared ownership. Their ownership includes 6,554 shares held by C&G Partnership, a Washington General Partnership, of which Mr. Gallagher is a general partner. Also includes 25,851 shares held by the J. James Gallagher & Co. Profit Sharing Trust, for which Mr. Gallagher is the trustee. Also includes 15,000 shares (adjusted for 3-for-2 stock split) issued to Mr. Gallagher in April 1998 as a restricted stock award and held in escrow until certain conditions are met.

(4) Includes 96,023 shares held by Kelcin, a limited partnership, of which Mr. Philip is a general partner. Also includes 31,500 shares (adjusted for 3-for-2 stock split and stock dividend) issued to Mr. Philip in August 1996 as a restricted stock award and held in escrow until certain conditions are met. Also includes 30,000 shares (adjusted for 3-for-2 stock split) issued to Mr. Philip in January 1998 as a restricted stock award and held in escrow until certain conditions are met.

(5) Includes 5,036 shares issuable upon exercise of options which became exercisable on September 25, 1993 (and until September 26, 2000) at $3.91 per share as to 3,645 shares and $5.59 per share as to 1,391 shares, assigned to Mr. Powell as a result of the February 1998 liquidation of NorCap L.L.C., a company controlled by Mr. A. G. Espe, Columbia's recently deceased Chairman and Chief Executive Officer.

(6) All shares are owned by a living trust for which Mr. Rodman and his spouse are co-trustees and share voting and investment power.

(7) Includes 4,138 shares issuable upon exercise of options which became exercisable on January 26, 1997 at $7.11 per share; 2,481 shares issuable upon exercise of options which became exercisable on December 16, 1997 at $5.90 per share; and 3,308 shares issuable upon exercise of options which become exercisable on April 24, 1999 at $7.97 per share. Also includes 7,500 shares (adjusted for 3-for-2 stock split) issued to Mr. Russell in January 1998 as a restricted stock award and held in escrow until certain conditions are met.

(8) All shares are owned by the WBW Trust No. One for which Mr. Weyerhaeuser is the trustee with sole voting and investment power.

(9) Includes 13,230 shares issuable upon exercise of options which became exercisable on September 22, 1996 at $7.11 per share; 3,310 shares issuable upon exercise of options which became exercisable on January 26, 1997 at $7.11 per share; and 3,308 shares issuable upon exercise of options which became exercisable on December 16, 1997 at $5.90 per share. Also includes 7,500 shares (adjusted for 3-for-2 stock split) issued to Mr. Whitney in January 1998 as a restricted stock award and held in escrow until certain conditions are met. Also includes 2,000 shares held in a brokerage account for Mr. Whitney's mother, over which Mr. Whitney exercises investment power.

(10)  Includes 73,096 shares issuable upon exercise of options.

                             ELECTION OF DIRECTORS

  Columbia's Bylaws provide that the number of directors to be elected by the shareholders shall be not less than five (5) nor more than twenty-five (25). The Bylaws also provide that the exact number of directors within the minimum and maximum limit will be fixed and determined by resolution of the Board of Directors. The Board of Directors has fixed the number of directors to be elected at this Annual Meeting at seventeen (17) and has nominated the individuals listed on the following pages for election as directors for the ensuing year or until their successors are elected and qualified.

  If any nominee should refuse or be unable to serve, the Proxy will be voted for such person as is designated by the Board of Directors to replace any such nominee. The Board of Directors presently has no knowledge that any of the nominees will refuse or be unable to serve.

Information With Respect to Nominees

  Information with respect to the nominees for director is provided below, including their names and ages, their principal occupations during the past five years, and the year first elected a director of Columbia or its predecessor corporation or one of its former or current subsidiaries. The address for all of the nominees is 1102 Broadway Plaza, Tacoma, Washington, 98402. All of the nominees are presently directors of Columbia and Columbia Bank.

Richard S. DeVine                                           Director since 1993

  Mr. DeVine, 71, has served as President of Chinook Resources, Inc. (timber acquisition and sales) since 1992. Mr. DeVine currently serves as Chairman of Raleigh Schwarz & Powell, Inc. (insurance brokers), Tacoma, Washington, having served as President of that company from 1976 to 1989.

Melanie J. Dressel                                     Director since July 1998

  Ms. Dressel, 46, has served as President and Chief Operating Officer of Columbia Bank since July 1998, having served prior to that time and since May 1997 as Executive Vice President of Columbia and Columbia Bank. Ms. Dressel, who has over 20 years of banking experience, joined Columbia Bank in 1993, serving as Senior Vice President and Private Banking Manager until May 1997.

Jack Fabulich                                               Director since 1993

  Mr. Fabulich, 70, is Chairman of Parker Paint Manufacturing Co., Inc., Tacoma, Washington, having served as President from 1982 to 1993. He is also currently the President of Washington Public Ports and a Commissioner of the Port of Tacoma.

Jonathan Fine                                               Director since 1993

  Mr. Fine, 44, is the Chief Executive Officer of the American Red Cross, Seattle-King County Chapter. From January 1993 until April 1996, Mr. Fine was a private investor and from 1986 until December 1992, he served as Senior Vice President and Treasurer of Puget Sound Bancorp, Inc., Tacoma, Washington.

John P. Folsom                                              Director since 1997

  Mr. Folsom, 55, has been President and Chief Executive Officer of Raleigh, Schwarz & Powell, Inc. (insurance brokers), Tacoma, Washington, since 1989.

J. James Gallagher                                     Director Since July 1998

  Mr. Gallagher, 60, became Vice Chairman of Columbia and Columbia Bank in July 1998. From January 1994 until his appointment at Columbia, Mr. Gallagher was a principal of Gordon, Thomas, Honeywell, Malanca, Peterson & Daheim, P.L.L.C., a law firm headquartered in Tacoma, Washington, where he served as outside legal counsel for Columbia. Mr. Gallagher, who is a former bank regulator, has over 30 years of experience as legal counsel to financial institutions throughout the Northwest.

Margel S. Gallagher                                         Director since 1993

  Ms. Gallagher, 51, has been the President of Viva Imports, Ltd. (retail women's clothing), Tacoma and Seattle, Washington, since 1982.

W. Kelso Gillenwater                                        Director since 1998

  Mr. Gillenwater, 51, is currently a private investor. From September 1991 until January 1998, Mr. Gillenwater was the President of Tacoma News, Inc. and the publisher of The News Tribune, Tacoma-Pierce County's largest newspaper.

John A. Halleran                                            Director since 1992

  Mr. Halleran, 70, has been a private investor since 1992. Prior to that time he was a general contractor with headquarters in Bellevue, Washington.

Thomas L. Matson                                            Director since 1998

  Mr. Matson, 61, has been the owner and President of Tom Matson Dodge, Inc. (automobile dealership), Auburn, Washington, since 1963. Mr. Matson served as the Chairman of Cascade Bancorp, Inc. and its subsidiary, Cascade Community Bank, Auburn, Washington, from 1990 to 1997, when those institutions were acquired by Columbia.

William W. Philip                                           Director since 1993

  Mr. Philip, 72, has served as Chairman, President and Chief Executive Officer of Columbia and Chairman and Chief Executive Officer of Columbia Bank since November, 1997. Prior to that time and since 1993, he served as President and Chief Operating Officer of Columbia and as President and Chief Executive Officer of Columbia Bank. Until his retirement in December 1992, Mr. Philip was Chairman of the Board and Chief Executive Officer of Puget Sound Bancorp, Tacoma, Washington ("PSB") since its inception in 1981 and was Chairman and Chief Executive Officer of Puget Sound National Bank prior to and after the inception of PSB, having served with that institution for more than 40 years.

John H. Powell                                              Director since 1991

  Mr. Powell, 74, has been the co-owner of Sound Oil Company (heating oil distributor), Seattle, Washington, since 1950. Mr. Powell was Chairman of the Board of Bank of Seattle, Seattle, Washington, from 1976 to 1983.

Robert E. Quoidbach                                         Director since 1988

  Mr. Quoidbach, 73, has been a private investor and tree farmer since 1990. Prior to that time he was an industrial contractor in Longview, Washington.

Donald Rodman                                               Director since 1991

  Mr. Rodman, 60, has been the owner and an executive officer of Rodman Realty, Longview, Washington, since 1961.

Sidney R. Snyder                                            Director since 1988

  Mr. Snyder, 72, has been the owner of Sid's Food Market in Seaview, Washington since 1953. Mr. Snyder is the Chairman of the Board and a principal shareholder of Bank of the Pacific in Long Beach, Washington. Mr. Snyder has been a member of the Washington State Senate since 1990, currently serving as the Senate Democratic Leader.

William T. Weyerhaeuser                                     Director since 1998

  Mr. Weyerhaeuser, 55, is a clinical psychologist who has been in private practice in Tacoma, Washington since 1975. Since 1984, Mr. Weyerhaeuser has also been the owner and Chairman of the Board of Comerco, Inc. (holding company for the Yelm Telephone Company), Tacoma, Washington, and, from 1994 until June 1998, served as the Chairman of the Board of Rock Island Company (private investment company), St. Paul, Minnesota. Since 1990, Mr. Weyerhaeuser has also been a director of Potlatch Corporation (forest products), a company with a class of securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, located in Spokane, Washington.

James M. Will                                               Director since 1993

  Mr. Will, 52, has served as the President of Titus-Will Enterprises (automobile leasing, rental and property management company), Tacoma, Washington, since 1997, and also currently serves as President of that company's subsidiary, Titus-Will Chevrolet, Oldsmobile and Cadillac, located in Olympia, Washington. Prior to that time and since 1969, Mr. Will was the President of Tam Manufacturing Co. (an automotive reengineering company), Tacoma, Washington.

  The Board of Directors recommends a vote "FOR" these nominees.

Information Regarding the Board and Its Committees

  The Board of Directors of Columbia has established certain standing committees, including an Audit Committee and a Personnel and Compensation Committee. There presently is no standing nominating committee.

  Audit Committee. The main functions performed by the Audit Committee include reviewing and approving the services of the independent auditors, reviewing the plan, scope, and audit results of the internal auditors and the independent auditors, and reviewing the reports of bank regulatory authorities. The Audit Committee also reviews the annual and other reports to the Securities and Exchange Commission and the annual report to the shareholders. Current members of the Committee, none of whom are officers or employees of Columbia or Columbia Bank, are: Messrs. Fine (Chairman), Folsom, Gillenwater, Halleran, Matson, and Powell and Ms. Gallagher. There were five
(5) meetings of the Audit Committee during 1998.

  Personnel and Compensation Committee. The Personnel and Compensation Committee reviews and recommends remuneration arrangements for senior management. Current members of the Compensation Committee, none of whom are officers or employees of Columbia or Columbia Bank, are: Messrs. DeVine (Chairman), Fabulich, Quoidbach, Rodman, Snyder, Weyerhaeuser and Will. There were five (5) meetings of the Personnel and Compensation Committee during 1998.

  Board Meetings. There were ten (10) regular meetings of the Board of Directors of Columbia during 1998. All directors attended at least 75% of the total meetings of the Board and all committees of which they were members in 1998.

  Director Compensation. During 1998, each of Columbia's non-officer directors received an annual retainer of $6,000 for serving on the Board and a committee of the Board, with the exception of Messrs. Gillenwater and Weyerhaeuser, who each received a retainer payment of $4,500 for their service as directors and committee members since their election in April 1998.

  In April 1998, all non-officer directors of Columbia were granted a non-qualified stock option, pursuant to Columbia's Stock Option Plan, to purchase 1,500 shares (as adjusted for the 3-for-2 stock split declared in April 1998) of Columbia's common stock at an exercise price of $26.00 per share (as adjusted for the stock split). The options vest (i.e. become exercisable) three years from the date of grant, unless earlier vesting is approved by the Personnel and Compensation Committee. The options may be exercised for a period of five years after they vest. If a director dies, becomes disabled, or retires (defined to mean a termination of directorship with at least five years of service or after attaining the age of 75), all options (whether or not vested) will become immediately exercisable and may be exercised by the director or the director's estate for a period of five years or until the expiration of the stated term of the option. If a director terminates service on the Board for any reason other than death, disability or retirement, all options, to the extent then exercisable, must be exercised within 90 days unless the term for exercise is extended by the Board. If any director is terminated for cause, all options will immediately terminate. Any additional option grants, which may be approved from time to time in the discretion of the Personnel and Compensation Committee and the Board, will be subject to a director's unexcused absence for the year from no more than 25% of the total meetings of the Board and all committees of which the director is a member.

Shareholder Nominations for 2000 Annual Meeting of Shareholders

  In accordance with Columbia's Articles of Incorporation, shareholder nominations for the 2000 Annual Meeting of Shareholders, if any, must be made in writing not less than 14 nor more than 50 days prior to the Annual Meeting, and must be delivered or mailed to the Chairman of Columbia; provided, however, that if less than 21 days' notice of the Annual Meeting is given to shareholders, the notification must be mailed or delivered to the Chairman not later than the close of business on the seventh day following the day on which notice of the Annual Meeting was mailed. Such notification should contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the total number of shares of stock of Columbia that will be voted for each proposed nominee; (d) the name and address of the notifying shareholder; and (e) the number of shares of stock of Columbia owned by the notifying shareholder. Nominations not made in accordance with the above requirements may, in his discretion, be disregarded by the Chairman of the Annual Meeting, and upon the Chairman's instruction, the vote teller may disregard all votes cast for such a nominee.

                            EXECUTIVE COMPENSATION

Report of the Personnel and Compensation Committee on Executive Compensation

  The Personnel and Compensation Committee of the Board of Directors of Columbia (the "Committee") has furnished the following report on executive compensation for fiscal year 1998. The Committee report is intended to describe in general terms the process the Committee undertakes and the matters it considers in determining the appropriate compensation for Columbia's executive officers, including the executive officers who are named in the enclosed Summary Compensation Table (the "Named Executives").

 Responsibilities and Composition of the Committee

  The Committee is responsible for (i) establishing compensation programs for executive officers of Columbia designed to attract, motivate and retain key executives responsible for the success of Columbia as a whole;
(ii) administering and maintaining such programs in a manner that will benefit the long-term interests of Columbia and its shareholders; and (iii) determining the salary, bonus, stock option and other compensation of Columbia's executive officers. The Committee serves pursuant to a Charter adopted by the Board of Directors.

  The Committee is composed of Richard S. DeVine (Chairman), Jack Fabulich, Robert E. Quoidbach, Donald Rodman, Sidney R. Snyder, William T. Weyerhaeuser, and James M. Will. None of the members are officers or employees of Columbia or Columbia Bank. Mr. DeVine has served on the Compensation Committee of Columbia or Columbia Bank since 1993. Messrs. Fabulich, Quoidbach, Rodman, Snyder and Will were appointed to the Compensation Committee in 1997. Mr. Weyerhaeuser was appointed to the Compensation Committee in April 1998.

 Compensation Philosophy

  Columbia's long-term goal is to continue to create and maintain a well-capitalized, customer-focused Pacific Northwest banking institution with a significant presence in selected markets. Management believes that the ongoing consolidation in its principal market area affords an opportunity for aggressive growth in loans and deposits. Columbia's growth strategy consists of the following elements:

  . Focus on relationship lending to small and medium-sized businesses, professionals and other individuals whom Columbia believes are under served by larger banks in its market area and are attracted by Columbia's emphasis on relationship banking.

  . Fund loan growth through the creation of a branch system catering primarily to retail depositors, supplemented by business banking customer deposits and other borrowings.

  . Continue growth through a combination of growth at existing offices, selective new branch openings in Tacoma/Pierce County and into neighboring King, Kitsap, and Thurston Counties, and expansion by acquisition in these and other markets as promising opportunities arise.

  . Control credit risk through established loan underwriting and monitoring procedures, loan concentration limits, product and industry diversification, and the hiring of experienced lending personnel with a high degree of familiarity with their market area.

The achievement of these goals is intended to create long-term value for Columbia's shareholders, consistent with protecting the interests of depositors.

  The Committee believes that compensation of its Chief Executive Officer, other executive officers and key personnel should be based to a substantial extent on achievement of the goals and strategies that Columbia has established and enunciated. When establishing salaries, bonus levels and stock option awards for executive officers, the Committee considers (i) Columbia's financial performance during the past year and recent quarters; (ii) the individual's performance during the past year and recent quarters; and (iii) the salaries of executive officers in similar positions with companies of comparable size and other companies within the financial institutions industry. With respect to executive officers other than the Chief Executive Officer, the Committee takes into consideration the recommendations of the Chief Executive Officer. The method for determining compensation varies from case to case based on a discretionary and subjective determination of what is appropriate at the time.

 Compensation Programs and Practices

  Columbia's compensation program for executives consists of three key elements: (i) base salary; (ii) a performance-based annual bonus; and (iii) periodic grants of options and other stock-based compensation.

  The Committee believes that this three-part approach best serves the interests of Columbia and its shareholders. It enables Columbia to meet the requirements of the highly competitive banking environment in which it operates, while ensuring that executive officers are compensated in a way that advances both the short- and long-term interests of shareholders. The variable annual bonus permits individual performance to be recognized and is based, in significant part, on an evaluation of the contribution made by the officer to Columbia's overall performance. Options and other stock-based compensation relate a significant portion of long-term remuneration directly to stock price appreciation realized by Columbia's shareholders, and further serve to promote an executive's continued service to the organization.

  Base Salary. Base salaries for Columbia's executive officers are based upon recommendations by the Chief Executive Officer, taking into account such factors as competitive industry salaries, an executive's scope of responsibilities, and individual performance and contribution to the organization. Columbia's Human Resources department obtains executive compensation data from salary surveys that reflect a peer group of other banking companies, including companies of different sizes, and provides this data to the Committee for its consideration in connection with the determination of levels of compensation. To the extent it deems appropriate, the Committee also considers general economic conditions within the area and within the industry. The Committee also meets periodically with an outside compensation consultant to evaluate the information obtained in light of Columbia's stated compensation objectives.

  Annual Bonus. Executive officers have an annual incentive (bonus) opportunity with awards based on the overall financial performance of Columbia and on specific individual performance targets. The performance targets may be based on one or more of the following criteria: growth in assets and deposits, asset quality, growth in earnings, and return on equity.

  Columbia's Chief Executive Officer, working with the Human Resources department, determines the annual bonus pool following completion of each fiscal year. The size of the bonus pool is based upon an assessment of Columbia's performance as compared to both budgeted and prior fiscal year performance and the extent to which Columbia achieved its overall financial goals. Once the bonus pool is determined, the Chief Executive Officer or other executive officers, as appropriate, make individual bonus recommendations to the Compensation Committee, within the limits of the pool, for eligible employees based upon an evaluation of their individual performance and contribution to Columbia's overall performance.

  Options and Other Stock-Based Compensation. Since Columbia's significant reorganization in 1993, the Committee has followed a compensation philosophy that emphasizes options and other stock-based compensation. Columbia's use of stock-based compensation focuses on the following guiding principles:
(i) stock-based compensation has been and will continue to be an important element of employee pay; (ii) stock options given will be based on performance measures within the employee's control; (iii) owning stock is an important ingredient in forming the partnership between all employees and the organization; and (iv) ownership of significant amounts of Columbia's stock by executive and senior officers of Columbia will facilitate putting management's goals in line with shareholders. The Committee anticipates that it will continue to emphasize stock-based compensation in the future.

  Columbia's performance since 1993 has, in the Committee's opinion, shown the value of this approach. In particular, the Committee has taken note that, as shown on the Stock Performance Graph that follows, the total annual returns for Columbia's shareholders as compared to total annual returns for the Nasdaq U.S. Stock Index and for Columbia's peer group, the SNL Securities Western Bank Stock Index (currently, assets of $1 billion to $5 billion, and prior to this year, assets of $250 million to $1 billion) has shown good performance.

 Stock Ownership Guidelines

  In 1997, the Committee approved stock ownership guidelines, which were amended in January 1999, for its executive and senior officers as a way to help closely align the financial interests of these officers with those of Columbia's shareholders. Officers are expected to make continuing progress towards compliance with the guidelines during the five-year period that began in April 1997 (or, as appropriate, January 1999) or the date designated as an executive or senior officer, whichever is later.

  The ownership guidelines are as follows: (i) senior executive officers (including the positions of Chairman, Vice Chairman, Chief Executive Officer, President, and Chief Operating Officer) have a required minimum ownership of 20,000 shares; (ii) executive vice presidents in charge of commercial lending and retail banking, and the Chief Financial Officer have a required minimum ownership requirement of 15,000 shares; and (iii) other designated senior officers have a minimum ownership requirement of 5,000 shares.

  The Board has also approved stock ownership guidelines which call for directors to achieve a stock ownership position of at least 5,000 shares by the year 2002 or within five years of joining the Board.

 Chief Executive Officer Compensation

  Mr. W.W. Philip serves as Columbia's Chairman, President and Chief Executive Officer. In evaluating the compensation of Mr. Philip for services rendered in 1998, the Committee considered both quantitative and qualitative factors.

  In looking at quantitative factors, the Committee reviewed Columbia's 1998 financial results and compared them with Columbia's budget and actual financial results for 1997, adjusted to exclude certain nonrecurring unusual items. Specifically, the Committee considered that (i) year-end net income increased 25% from 1997 net income from operations (excluding the unusual items); (ii) year-end earnings per share (diluted) increased 23% from 1997 (excluding unusual items); (iii) total assets, total loans and total deposits grew by 23%, 21% and 27%, respectively, from year-end 1997 to year-end 1998; (iv) the 1998 return on average total assets increased over 1997; and (v) despite rapid loan growth, credit quality continued to compare favorably with peer group results.

  In addition to these quantitative accomplishments, the Committee also considered certain qualitative accomplishments by Mr. Philip in 1998. Specifically, the Committee recognized Mr. Philip's leadership in strategically positioning Columbia for future significant developments in the banking industry and in Columbia's market area, and otherwise developing long-term strategies for the organization. The Committee recognized Mr. Philip's efforts in successfully managing the continued expansion of Columbia Bank's retail branch system. The Committee also recognized Mr. Philip's efforts in training other executive officers for future leadership of the organization following his planned retirement as an executive officer at year end 1999.

  Based on the foregoing and consistent with the Committee's overall compensation philosophy, the Committee made the following determinations with respect to Mr. Philip's compensation for 1998. Mr. Philip's annual salary in 1998 was established at $225,000 and he was awarded an incentive (bonus) payment of $20,000. In January 1998, Mr. Philip was also granted a restricted stock award for 30,000 shares (adjusted for 3-for-2 stock split) of common stock for his outstanding contributions to Columbia's success and to preserve his close contact with Columbia after his retirement.

 Policy With Respect to $1 Million Deduction Limit

  It is not anticipated that the limitations on deductibility, under Internal Revenue Code Section 162(m), of compensation to any one executive that exceeds $1,000,000 in a single year will apply to Columbia or its subsidiaries in the foreseeable future. In the event that such limitations would apply, the Committee will analyze the circumstances presented and act in a manner that, in its judgment, is in the best interests of Columbia. This may or may not involve actions to preserve deductibility.

 Conclusion

  The Committee believes that for 1998, the compensation terms for Mr. Philip, as well as for the other executive officers, were clearly related to the realization of the goals and strategies established by Columbia. The Committee also notes that the return to shareholders (as evidenced below by the Stock Performance Graph measurement of Columbia's performance against the Nasdaq and its peer group) is a further indication of what the Committee considers the highly satisfactory performance of the Named Executives and other key employees during the period that Columbia is carrying out its very aggressive growth strategy.

                          Richard S. DeVine, Chairman
                                 Jack Fabulich
                              Robert E. Quoidbach
                                 Donald Rodman
                               Sidney R. Snyder
                            William T. Weyerhaeuser
                                 James M. Will

Stock Performance Graph

  The graph shown below depicts the total return to shareholders during the period beginning after December 31, 1993, and ending December 31, 1998. The definition of total return includes appreciation in market value of the stock as well as the actual cash and stock dividends paid to shareholders. The comparable indices utilized are the Nasdaq U.S. Stock Index, which is a broad nationally recognized index of stock performance by companies traded on the Nasdaq National Market and the Nasdaq Small Cap Market, and the SNL Securities Western Bank Stock Index, comprised of publicly-traded banks with assets of $1 billion to $5 billion, all of which are located in the western United States. The graph assumes that the value of the investment in Columbia's common stock and each of the two indices was $100 on December 31, 1993, and that all dividends were reinvested.

                                             Period ending
                 ---------------------------------------------------------------
Index            12/31/93   12/31/94   12/31/95   12/31/96   12/31/97   12/31/98
--------------------------------------------------------------------------------
Columbia
 Banking
 System, Inc.     100.00     86.90      114.30     162.50     283.51     291.38

NASDAQ -
 Total US         100.00     97.75      138.26     170.01     208.58     293.21

SNL $1B-$5B
 Western
 Bank Index       100.00    101.02      131.95     175.93     321.58     315.07

Compensation Tables

                          Summary Compensation Table

  The following table sets forth the aggregate compensation for services rendered to Columbia or its subsidiaries in all capacities paid or accrued for the fiscal years ended December 31, 1998, December 31, 1997 and December 31, 1996, to Columbia's Chief Executive Officer and each of the four other most highly compensated executive officers whose aggregate cash and cash equivalent forms of compensation exceeded $100,000 (the "Named Executives").

                                                       Long Term
                           Annual Compensation    Compensation Awards
                         ----------------------- ---------------------
                                                 Restricted Securities
                                                   Stock    Underlying
Name and Principal                                 Awards    Options      All Other
Position                 Year Salary(1) Bonus(1)   ($)(2)      (#)     Compensation(3)
------------------       ---- --------- -------- ---------- ---------- ---------------
W.W. Philip, ........... 1998 $233,410  $20,000   $555,000       -0-       $ 8,000
 Chairman, President and 1997  181,675   75,000        -0-       -0-         8,000
 Chief Executive Officer 1996  638,116   45,000   $305,000       -0-           -0-
J. James Gallagher, .... 1998 $175,000  $20,000   $390,000    37,500       $ 1,755
 Vice Chairman(4)        1997      -0-      -0-        -0-       -0-           -0-
                         1996      -0-      -0-        -0-       -0-           -0-
Melanie J. Dressel, .... 1998 $116,250  $20,000   $138,750       -0-       $11,948
 Executive Vice          1997   86,951   25,000        -0-     1,575         8,543
  President
                         1996   71,680   15,000        -0-       -0-         6,754
Harald R. Russell, ..... 1998 $110,000  $20,000   $138,750       -0-       $11,166
 Executive Vice          1997   87,084   25,000        -0-     2,835         8,420
  President
                         1996   78,750   15,000        -0-     2,205         7,685
Evans Q. Whitney, ...... 1998 $101,250  $20,000   $138,750       -0-       $11,328
 Executive Vice          1997   83,000   23,000        -0-     1,575         8,508
  President
                         1996   78,750   15,000        -0-       -0-        12,650

--------
(1) Represents total cash compensation earned. The 1996 salary and bonus for Mr. Philip represents compensation for work performed since July 1993, but not fully earned until year-end 1996. Mr. Philip received no salary or bonus during the years 1993 through 1995. The contingent compensation and other payments to Mr. Philip which were not fully earned until year-end 1996 were previously disclosed as potentially payable under long term incentive awards. The 1998 salary for Mr. Gallagher represents his annual salary for the full fiscal year. Since Mr. Gallagher did not commence his service as Vice Chairman until July 1998, actual salary paid to Mr. Gallagher for services rendered in 1998 was $87,250.

(2) At year-end 1998, the value of the aggregate 99,000 shares (as adjusted) representing restricted stock holdings by Columbia's Named Executives was $1,831,500.

(3) Amounts in 1998 represent: (i) profit sharing and matching contributions under Columbia's 401(k) Plan in the amount of $8,000, $11,313, $10,819, and $9,956 for Mr. Philip, Ms. Dressel, Mr. Russell and Mr. Whitney, respectively; and (ii) premiums on group life insurance paid by Columbia for the benefit of Mr. Gallagher, Ms. Dressel, Mr. Russell, and Mr. Whitney in the amount of $1,755, $635, $347, and $1,372, respectively.

(4) Mr. Gallagher was appointed as Vice Chairman of Columbia and Columbia Bank in April 1998, and commenced serving in such capacity on July 1, 1998.

                             Option Grants in 1998

  The following table sets forth certain information on option grants in 1998 to the Named Executives:

                                                                         Grant
                                                                          Date
                                        Individual Grants                Value
                            ------------------------------------------- --------
                                        Percentage
                            Number of    of Total
                            Securities   Options
                            Underlying  Granted to Exercise              Grant
                             Options    Employees  Price Per Expiration   Date
Name                        Granted(1)   in 1998     Share      Date    Value(1)
----                        ----------  ---------- --------- ---------- --------
W.W. Philip................      -0-         N/A       N/A         N/A       N/A
J. James Gallagher.........   37,500(2)    54.8%    $26.00   4/22/2006  $522,450
Melanie J. Dressel.........      -0-         N/A       N/A         N/A       N/A
Harald R. Russell..........      -0-         N/A       N/A         N/A       N/A
Evans Q. Whitney...........      -0-         N/A       N/A         N/A       N/A

--------
(1) The fair market value of options granted during 1998 is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: expected volatility of 57.2%; risk-free rates of 4.51%; no annual dividend yields; and expected lives of five years.

(2) Represents nonqualified stock option granted on July 1, 1998. All shares vest on July 1, 2001 and remain exercisable for five years from the date of vesting.

                  Option Exercises and Year-End Option Values

  The following table summarizes option exercises by and the value of unexercised options granted to the Named Executives:

                                                 Number of Securities
                                                Underlying Unexercised         Value of Unexercised
                           Shares                     Options at             In-the-Money Options at
                          Acquired    Value        December 31, 1998            December 31, 1998
Name                     on Exercise Realized (Exercisable/Unexercisable) (Exercisable/Unexercisable)(1)
----                     ----------- -------- --------------------------  ------------------------------
W.W. Philip.............      -0-        -0-              -0-/-0-                         -0-/-0-
J. James Gallagher......      -0-        -0-           -0-/37,500                   -0-/($281,250)
Melanie J. Dressel......    1,655    $21,333         18,193/2,363                $211,221/$19,896
Harald R. Russell.......      -0-        -0-          6,619/7,561                $78,393/$ 70,643
Evans Q. Whitney........      -0-        -0-         19,848/2,363                $230,072/$19,896

--------
(1) In accordance with applicable rules of the Securities and Exchange Commission, values are calculated by subtracting the exercise price from the fair market value of the underlying stock. For purposes of this table, fair market value is deemed to be $18.50, the last sale price of Columbia's common stock reported on the Nasdaq National Market on December 31, 1998.

Restricted Stock Awards

  In January 1998, the Board of Directors of Columbia approved the grant to Mr. W. W. Philip, Columbia's Chairman, President and Chief Executive Officer, for no cash consideration, of a restricted stock award of 30,000 shares (as adjusted for 3-for 2-stock split) of common stock. The market value of the common stock on the date of grant to Mr. Philip was $18.50 per share (as adjusted). The restricted stock award to Mr. Philip provided for the immediate issuance of 30,000 shares (as adjusted) of Columbia common stock to Mr. Philip in escrow. The shares are to remain in escrow until Mr. Philip has served as an active executive officer or board member of Columbia and/or Columbia Bank for a period of 5 years from the date of the grant or earlier mandatory retirement, unless the shares are forfeited by reason of failure to meet the conditions or that term is reduced (1) by action of the Board or the Committee; (2) by reason of a change of control of Columbia or Columbia Bank (as defined in Mr. Philip's employment agreement); or (3) by Mr. Philip's death or disability.

Mr. Philip has the right to vote the shares and to receive any dividends or other distributions on the shares while they remain in escrow. Mr. Philip was also granted a restricted stock award of 31,500 shares (as adjusted) in August 1996, which shares are to remain in escrow until Mr. Philip has served as an active officer or Board member for a period of five years ending in August 2001.

  Also in January 1998, the Board of Directors of Columbia approved the grant, for no cash consideration, of restricted stock awards of 7,500 shares (as adjusted for 3-for-2 stock split) of common stock to each of Ms. Melanie J. Dressel, Executive Vice President of Columbia, and President and Chief Operating Officer of Columbia Bank, Mr. Harald R. Russell, Executive Vice President of Columbia and Columbia Bank, and Mr. Evans Q. Whitney, Executive Vice President of Columbia and Columbia Bank. The market value of the common stock at the date of grant to Ms. Dressel and Messrs. Russell and Whitney was $18.50 per share (as adjusted). The restricted stock awards to Ms. Dressel and Messrs. Russell and Whitney each provided for the immediate issuance of 7,500 shares (as adjusted) of Columbia common stock to each such executive in escrow. The shares are to remain in escrow until each such executive has served as an active executive officer of Columbia and/or Columbia Bank for a period of five years from the date of grant, unless the shares are forfeited by reason of failure to meet the conditions or that term is reduced (1) by action of the Board or the Committee; (2) by reason of a change of control of Columbia or Columbia Bank (as defined in the Restricted Stock Award Agreements entered into with such executives); or (3) by the death or disability of the executive. Such executives have the right to vote the shares and to receive and dividends or other distributions on the shares while they remain in escrow.

  In April 1998, the Board of Directors of Columbia appointed Mr. J. James Gallagher as Vice Chairman of Columbia and Columbia Bank, and approved the grant to Mr. Gallagher, for no cash consideration, of a restricted stock award of 15,000 shares (as adjusted) of common stock. The market value of the common stock on the date of grant to Mr. Gallagher was $26.00 per share (as adjusted). The restricted stock award to Mr. Gallagher provided for the immediate issuance of 15,000 shares (as adjusted) of Columbia common stock to Mr. Gallagher in escrow. The shares are to remain in escrow until Mr. Gallagher has served as an active executive officer of Columbia and/or Columbia Bank for a period of five years from the date of grant, unless the shares are forfeited by reason of failure to meet the conditions or that term is reduced (1) by the action of the Board or the Committee; (2) by reason of a change of control of Columbia or Columbia Bank (as defined in Mr. Gallagher's employment agreement); or (3) by Mr. Gallagher's death or disability. Mr. Gallagher has the right to vote the shares and to receive any dividends or other distributions on the shares while they remain in escrow.

Other Employee Benefits

  Columbia also maintains a defined contribution plan, in the form of a 401(k) plan, that allows employees, including executive officers, to contribute up to 15% of their compensation each year. Columbia currently makes matching contributions to the extent of 50% of employees' contributions up to 3% of each employee's total compensation and is authorized to make a discretionary contribution as determined by the Committee each year. Columbia contributed approximately $273,000 in matching funds to the 401(k) Plan during 1998, and made a discretionary contribution of approximately $581,000 for the year 1998.

  Columbia also maintains an Employee Stock Purchase Plan (the "ESPP") that was adopted in 1995. The ESPP allows eligible employees to purchase shares of Columbia common stock at 90% of the then current market price by means of payroll deductions.

  Beginning in 1994, Columbia established a discretionary Incentive Bonus Plan for the benefit of certain employees. Contributions by Columbia are based upon year end results of operations for Columbia and attainment of goals by individuals. In 1998, Columbia contributed $602,775 to the Plan.

  Columbia provides a group health insurance plan along with the normal vacation and sick pay benefits.

Executive Employment Agreements

  The employment agreement between Columbia and Mr. Philip was amended effective January 1, 1998 to (i) provide for Mr. Philip's service as Chairman, President and Chief Executive Officer of Columbia and Columbia Bank; (ii) extend the term of service as an executive officer by Mr. Philip to December 31, 1999; and (iii) to establish his minimum annual salary at $225,000. In addition, the amended agreement also provided for the January 1998 grant of a restricted stock award of 30,000 shares (as adjusted) of Columbia's common stock, as discussed above.

  Mr. Gallagher entered into an employment agreement with Columbia effective July 1, 1998. The term of the employment agreement with Mr. Gallagher expires June 30, 2003, unless extended or sooner terminated as provided in such agreement. The employment agreement with Mr. Gallagher provides for his service as Vice Chairman of Columbia and Columbia Bank and establishes his minimum annual salary at $175,000. In addition, the employment agreement with Mr. Gallagher also provided for the April 1998 grant of a restricted stock award of 15,000 shares (adjusted for 3-for-2 stock split) of Columbia's common stock, the terms and conditions of which are described above.

  The employment agreements with Messrs. Philip and Gallagher both contain covenants by such executives that they will not compete with Columbia in the State of Washington for two years after voluntarily terminating employment without "good reason" (as defined in the agreements). Columbia is the beneficiary under a key-person life insurance policy on the life of Mr. Philip in the amount of $2.0 million.

  The employment agreements with both Messrs. Philip and Gallagher also contain provisions that require payments in the event of a change in control (as defined therein) and termination of employment without cause (as defined therein). The payments would be due if such termination followed by up to two years and in certain cases preceded the change in control. Generally, in such circumstances, all contingent payments payable to Messrs. Philip and Gallagher are deemed earned. Under the terms of the agreements, Messrs. Philip and Gallagher are entitled to receive their base salary for two years following such termination or until the term of their respective employment agreement, whichever is longer. In such circumstances, Messrs. Philip and Gallagher are also entitled to all benefits provided for in their respective agreement, to be fully vested as to any nonvested options and to have restrictions lapse with regard to any restricted stock or other restricted securities. In the event that either Mr. Philip or Mr. Gallagher receives an amount under these provisions which result in imposition of a tax on the executive under the provisions of Internal Revenue Code Section 4999 (relating to Golden Parachute payments) Columbia is obligated to reimburse such executive for that amount exclusive of any tax imposed by reason of receipt of reimbursement under their employment agreement.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Columbia is a reporting company pursuant to Section 12 of the Securities Exchange Act of 1934 (the "Exchange Act"). Pursuant to Section 16(a) of the Exchange Act, and the rules promulgated thereunder, directors, officers, greater than ten percent shareholders, and certain other key personnel are required to report their ownership and any change in ownership of Columbia securities with the Securities and Exchange Commission (the "SEC"). Except as described below, Columbia believes that all Section 16(a) filing requirements applicable to its directors, officers and greater than ten percent shareholders were complied with for the fiscal year ending December 31, 1998.

  In making these disclosures, Columbia has relied solely on written representations of its directors and executive officers, and copies of the reports that they have filed with the SEC.

  During 1998, Messrs. Harald R. Russell, Donald A. Andersen, and James M. Will each filed a late report form reporting a single transaction. In 1998, it was also discovered that a previously filed report for Ms. Melanie Dressel, which was filed on time, incorrectly reported certain holdings.

                INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS

  Gordon, Thomas, Honeywell, Malanca, Peterson & Daheim, P.L.L.C., a law firm of which J. James Gallagher, a director and Named Executive of Columbia, was a member until July 1, 1998, served as general legal counsel to Columbia during 1998 and is expected to serve in such capacity in the future.

  During 1998, certain directors and executive officers of Columbia and Columbia Bank, and their associates, were customers of Columbia Bank, and it is anticipated that such individuals will continue to be customers of Columbia Bank in the future. All transactions between Columbia Bank and its executive officers and directors, and their associates, were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and, in the opinion of management, did not involve more than the normal risk of collectability or present other unfavorable features.

               RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

  The firm of Deloitte and Touche L.L.P. ("Deloitte & Touche") performed the audit of the consolidated financial statements of Columbia and its subsidiary for the year ended December 31, 1998. Deloitte & Touche has been selected by Columbia to be its independent accountants for the current year. Shareholders are not required to take action on this selection. A representative of Deloitte & Touche is expected to be present at the Annual Meeting to make a statement, if desired, and to be available to respond to appropriate questions.

                 INFORMATION CONCERNING SHAREHOLDER PROPOSALS

  A shareholder proposing to transact business at Columbia's 2000 Annual Meeting of shareholders must provide notice of such proposal to Columbia no later that February 1, 2000. For shareholder proposals to be considered for inclusion in Columbia's proxy statement and form of proxy relating to its 2000 Annual Meeting of Shareholders, such proposals must be received by Columbia no later that November 19, 1999. If Columbia receives notice of a shareholder proposal after February 1, 2000 the persons named as proxies in the proxy statement and/or form of proxy will have discretionary authority to vote on such shareholder proposal.

                                 OTHER MATTERS

  The Board of Directors knows of no other matters to be brought before this Annual Meeting. However, if other matters should properly come before the Annual Meeting, it is the intention of the persons named in the Proxy to vote the Proxy in accordance with the recommendations of management on such matters.

  WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON. IF YOU DO ATTEND THE ANNUAL MEETING, YOU MAY THEN WITHDRAW YOUR PROXY. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.

                         COLUMBIA BANKING SYSTEM, INC.

                   PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

                                April 28, 1999

                   THIS PROXY IS SOLICITED ON BEHALF OF THE

                             BOARD OF DIRECTORS OF

                         COLUMBIA BANKING SYSTEM, INC.

                       PLEASE SIGN AND RETURN IMMEDIATELY
                       ----------------------------------

     The undersigned shareholder of COLUMBIA BANKING SYSTEM, INC. ("Columbia") hereby nominates, constitutes and appoints, J. James Gallagher and W.W. Philip and each of them (with full power to act alone), the true and lawful attorneys and proxies, each with full power of substitution, for me and in my name, place and stead, to act and vote all the common stock of Columbia standing in my name and on its books on March 1, 1999 at the Annual Meeting of Shareholders to be held at the Sheraton Tacoma Hotel, Tacoma, Washington, on April 28, 1999, at 1:00 p.m., and at any adjournment thereof, with all the powers the undersigned would possess if personally present, as follows:

1.   ELECTION OF DIRECTORS.

     [ ]  FOR all nominees listed          [ ]  WITHHOLD AUTHORITY
          at right                              TO VOTE for all nominees
                                                listed at right (in the
                                                manner described below)

     A proposal to elect as directors the persons listed at right to serve until the Annual Meeting of Shareholders in the year 2000 or until their successors are duly elected and qualified.

     INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominee's name listed at right.

     NOMINEES: Richard S. DeVine, Melanie J. Dressel, Jack Fabulich, Jonathan Fine, John P. Folsom, J. James Gallagher, Margel S. Gallagher, W. Kelso Gillenwater, John A. Halleran, Thomas L. Matson, William W. Philip, John H. Powell, Robert E. Quoidbach, Donald Rodman, Sidney R. Snyder, William T. Weyerhaeuser, James M. Will.

2. In their discretion, upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE PROPOSAL SET FORTH HEREIN.

     Management knows of no other matters that may properly be, or which are likely to be, brought before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, this Proxy will be voted in accordance with the recommendations of management.

     The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders for the April 28, 1999 Annual Meeting, and the accompanying documents forwarded therewith, and ratifies all lawful action taken by the above-named attorneys and proxies.

                                       Date:             , 1999



                                      ---------------------------------
                                      Signature



                                      ---------------------------------
                                      Signature

                                      NOTE: Signature(s) should agree with
                                      name(s) on Columbia stock certificate(s).
                                      Executors, administrators, trustees and
                                      other fiduciaries, and persons signing on
                                      behalf of corporations or partnerships
                                      should so indicate when signing. All joint
                                      owners must sign.                ---------
                                      -----------------